                                                                  EXHIBIT 99.8.1

                                                                      EXHIBIT I.


                              THE LATIN AMERICA ENERGY
                              AND ELECTRICITY FUND I, L.P.

                              FINANCIAL STATEMENTS
                              AS OF DECEMBER 31, 1998 AND 1997
                              TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Partners of
The Latin America Energy and Electricity Fund I, L.P.:

We have audited the accompanying statements of assets, liabilities and partners' capital, including the schedules of investments, of The Latin America Energy and Electricity Fund I, L.P. (a Cayman Islands exempted limited partnership) as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in Note 2, the financial statements include securities valued at $50,126,986 (96 percent of net assets) and $41,920,297 (97 percent of net assets) as of December 31, 1998 and 1997, respectively, whose values have been estimated by the Fund Manager in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Latin America Energy and Electricity Fund I, L.P. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Grand Cayman, B.W.I.
March 11, 1999

              THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.


             STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS' CAPITAL

                           DECEMBER 31, 1998 AND 1997




                                        ASSETS                                                1998              1997
                                        ------                                                ----              ----

INVESTMENTS IN SECURITIES, at fair value (cost $50,854,467 and $39,436,269 at December
    31, 1998 and 1997, respectively)                                                       $50,126,986     $41,920,297

CASH AND CASH EQUIVALENTS                                                                    2,010,018         346,465

DUE FROM FUND MANAGER (Note 5)                                                                 223,878         246,716

DIVIDEND RECEIVABLE                                                                                 --         245,018

ORGANIZATIONAL COSTS, net of accumulated amortization of $390,000 and $270,000 at
    December 31, 1998 and 1997, respectively (Note 2)                                          210,000         330,000

OTHER ASSETS                                                                                        --         382,953
                                                                                           -----------     -----------
                 Total assets                                                              $52,570,882     $43,471,449
                                                                                           ===========     ===========

                           LIABILITIES AND PARTNERS' CAPITAL
                           ---------------------------------

LIABILITIES:
    Accrued liabilities                                                                    $    72,141     $   139,054
    Due to Fund Manager (Note 5)                                                               237,367         134,447
                                                                                           -----------     -----------
                 Total liabilities                                                             309,508         273,501
                                                                                           -----------     -----------

PARTNERS' CAPITAL:
    General Partner                                                                            522,614         431,979
    Limited Partners                                                                        51,738,760      42,765,969
                                                                                           -----------     -----------
                 Total partners' capital                                                    52,261,374      43,197,948
                                                                                           -----------     -----------
                 Total liabilities and partners' capital                                   $52,570,882     $43,471,449
                                                                                           ===========     ===========



        The accompanying notes are an integral part of these statements.

              THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.


                            STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997




                                                                                        1998             1997
                                                                                     -----------      -----------
INVESTMENT INCOME:
    Interest                                                                         $   155,708      $    99,978
    Dividends                                                                            817,833        1,115,564
                                                                                     -----------      -----------
                 Total investment income                                                 973,541        1,215,542
                                                                                     -----------      -----------

EXPENSES:
    Management and financial advisory fees (Note 5)                                      753,788          866,856
    Administrative expenses (Note 5)                                                     399,490          319,998
    Expenses related to investments not consummated                                      392,893          869,629
    Amortization of organization costs                                                   120,000          120,000
                                                                                     -----------      -----------
                 Total expenses                                                        1,666,171        2,176,483
                                                                                     -----------      -----------
                 Net investment loss                                                    (692,630)        (960,941)
                                                                                     -----------      -----------

NET (LOSS) GAIN ON INVESTMENTS:
    Net realized gain on investments                                                   1,056,601               --
    Net change in unrealized (depreciation) appreciation in value of investments      (3,211,509)         946,000
                                                                                     -----------      -----------
                 Net (loss) gain on investments                                       (2,154,908)         946,000
                                                                                     -----------      -----------
                 Net decrease in net assets resulting
                    from operations                                                  $(2,847,538)     $   (14,941)
                                                                                     ===========      ===========



        The accompanying notes are an integral part of these statements.

              THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.


                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997




                                                                 General         Limited
                                                                 Partner         Partners           Total
                                                                 -------         --------           -----
BALANCE, December 31, 1996                                   $    209,832      $ 20,773,345      $ 20,983,177

    Capital contributions                                         398,619        39,197,874        39,596,493

    Distributions                                                (176,323)      (17,190,458)      (17,366,781)

    Net decrease in net assets resulting from operations             (149)          (14,792)          (14,941)
                                                             ------------      ------------      ------------

BALANCE, December 31, 1997                                        431,979        42,765,969        43,197,948

    Capital contributions                                         159,025        15,743,523        15,902,548

    Distributions                                                 (39,915)       (3,951,669)       (3,991,584)

    Net decrease in net assets resulting from operations          (28,475)       (2,819,063)       (2,847,538)
                                                             ------------      ------------      ------------

BALANCE, December 31, 1998                                   $    522,614      $ 51,738,760      $ 52,261,374
                                                             ============      ============      ============




        The accompanying notes are an integral part of these statements.

              THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.


                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997




                                                                                             1998                1997
                                                                                             ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net decrease in net assets resulting from operations                                 $ (2,847,538)     $    (14,941)
    Adjustments to reconcile net decrease in net assets resulting from operations to net cash used in operating activities-
          Net realized (gain) on sale of securities                                        (1,056,601)               --
          Net change in unrealized depreciation (appreciation) in value of
              investments                                                                   3,211,509          (946,000)
          Amortization of organization costs                                                  120,000           120,000
          Purchases of securities                                                         (13,934,603)      (21,300,615)
          Sales of securities                                                               3,573,006                --
          Decrease in due from consortium members                                                  --            41,221
          Decrease (increase) in dividend and interest receivable                             245,018          (245,018)
          Decrease in other assets                                                            382,953           168,721
          (Decrease) in accrued liabilities                                                   (66,913)          (61,010)
          Increase (decrease) in due to Fund Manager                                          102,920          (173,397)
          (Decrease) in due to Limited Partners                                                    --          (255,961)
                                                                                         ------------      ------------
                 Net cash used in operating activities                                    (10,270,249)      (22,667,000)
                                                                                         ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Capital contributions                                                                  15,902,548        39,596,493
    Distributions                                                                          (3,991,584)      (17,366,781)
    Loan to Fund Manager                                                                       22,838             3,284
                                                                                         ------------      ------------
                 Net cash provided by financing activities                                 11,933,802        22,232,996
                                                                                         ------------      ------------
                 Net increase (decrease) in cash and cash equivalents                       1,663,553          (434,004)

CASH AND CASH EQUIVALENTS, beginning of year                                                  346,465           780,469
                                                                                         ------------      ------------

CASH AND CASH EQUIVALENTS, end of year                                                   $  2,010,018      $    346,465
                                                                                         ============      ============



        The accompanying notes are an integral part of these statements.

                          THE LATIN AMERICA ENERGY AND

                            ELECTRICITY FUND I, L.P.


                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997



1.  ORGANIZATION

The Latin America Energy and Electricity Fund I, L.P. (the "Fund"), a Cayman Islands exempted limited partnership, was formed on July 17, 1995, and commenced operations on October 31, 1995, pursuant to an amended and restated partnership agreement (the "Partnership Agreement") as of that date. The Fund was organized to invest in companies whose primary business is generating, transmitting and distributing electric power in Latin or South America. The General Partner of the Fund is FondElec General Partner, L.P. (the "General Partner"), a Cayman Islands exempted limited partnership. The Fund shall terminate on October 31, 2003. Its term may be extended for an additional period of up to two years by the General Partner with the approval of the investment committee, or it may be terminated earlier under certain circumstances, as described in the Partnership Agreement. The Fund is managed by FondElec Group, Inc. (the "Fund Manager").

The General Partner of the Fund, subject to certain conditions, has the power to carry out any and all of the objectives and purposes of the Fund. The General Partner must receive approval from the investment committee (consisting of representatives of the strategic limited partners of the Fund) prior to taking certain investment and administrative actions for the Fund.

2.  SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
-------------------------

The Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Investment Risks
----------------

A significant portion of the Partnership's assets are invested in nonmarketable securities. Because of the absence of any liquid trading market for these investments, the Partnership may take longer to liquidate these positions than would be the case for marketable securities. These securities may be resold in privately negotiated or public sale transactions, and the prices realized on such sales could be less than those originally paid by the Fund. Further, companies whose securities are not marketable may not be subject to the disclosure and other investor-protection requirements applicable to companies whose securities are publicly traded. The value of nonmarketable securities, totaling $50,126,986 (96 percent of net assets) and $41,920,297 (97 percent of net assets) at December 31, 1998 and 1997, respectively, have been estimated by the Fund Manager in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed and the differences could be material.

Additionally, a significant portion of the net assets of the Partnership is invested in companies whose principal operations are located outside the United States, including South and Central America. Such investments are subject to the risks associated with, among other factors, the economic and political environments of those countries, which can change rapidly and have a significant impact on the ability of the Partnership to realize the value of its investments.

Investment Valuation
--------------------

Unquoted securities are stated at their estimated fair value at December 31, 1998 and 1997, as determined by the Fund Manager.

Investment Transactions
-----------------------

The cost of securities sold is determined on the first-in, first-out basis.

During 1998, the Partnership realized a net gain from the partial sale of Ontario-Quinta which had a cost basis of approximately $2,516,000. This sale generated net proceeds of approximately $3,573,000 and a net realized gain of approximately $1,057,000.

Deferred Investment Costs
-------------------------

Expenses incurred in connection with the due diligence investigations of potential investments and related costs incurred are capitalized and are included in other assets on the accompanying statements of assets, liabilities and partners' capital and totaled $382,953 as of December 31, 1997. No such costs are capitalized as of December 31, 1998. Costs are either added to the cost of the investment when consummated or expensed when the decision is made not to pursue the opportunity any further.

Foreign Currency Transactions
-----------------------------

The functional currency of the Fund is the U.S. dollar. Assets and liabilities denominated in foreign currencies, if any, are translated into U.S. dollar equivalents using the prevailing year-end spot exchange rate with the resulting gains and losses included in net unrealized gain on investment.

Organization Costs
------------------

Costs incurred in the organization of the Fund totaling $600,000 have been capitalized and are being amortized on a straight-line basis over a period of five years.

Income Taxes
------------

No provision is made for United States federal income or excise taxes as the Fund is organized in the Cayman Islands and does not operate in the United States. Presently, there is no direct taxation in the Cayman Islands. As such, interest, distributions and gains received by the Fund are free of all Cayman Islands taxes.

3.  PARTNERS' CAPITAL

Capital Contributions
---------------------

Capital contributions were $60,303,030 and $44,403,057 at December 31, 1998 and 1997, respectively, net of capital drawn for unconsummated investments subsequently returned and capital drawn by the admission of additional limited partners and reimbursed to the original limited partners. Total capital commitments of the partners were fully drawn in the amount of $60,303,030.

Distributions
-------------

Distributions shall be made to the partners in proportion to the allocation of investment proceeds no more than 60 days after the end of the fiscal quarter in which such investment proceeds were received by the Fund.

During 1998, the distributions to General Partner and Limited Partners represented distributions of earnings on investments as well as a return of invested capital and proceeds from the partial sale of an asset. During 1997, the distributions to the General Partner and Limited Partners represented distributions of earnings on investments, in accordance with the Partnership Agreement, as well as a return of capital for an unconsummated investment.

Allocations of Proceeds
-----------------------

Pursuant to the terms of the Partnership Agreement, investment proceeds (as defined in the Partnership Agreement) as to each investment are allocated proportionately among the partners participating in such investment. Such proceeds are further allocated between each limited partner and the General Partner as follows:

       a. The amount necessary to return the limited partner's required contribution in such investment and to return any realized or unrealized losses that partner has incurred on other investments will be allocated to the limited partner.

       b. Any investment proceeds in excess of the amount in a. above will be allocated to the limited partner to provide a preferred return at the rate of 9% per annum on net cash investment made in such investment or any unpaid preferred return on other investments.

       c. Any remaining investment proceeds will be allocated to the General Partner until the General Partner receives 25% of the amount allocated in b.

       d. Any remaining investment proceeds will be allocated 80% to the limited partner and 20% to the General Partner.

The Partnership Agreement provides for a final allocation at the termination of the Fund related to all investments of each limited partner. To the extent that the final allocation to any limited partner exceeds the amounts previously allocated, the General Partner shall, subject to certain limitations, refund such amount to the Fund for distribution to the limited partner.

Profits and losses shall be allocated so that the capital account of each partner is as equal as possible to the distribution that would be made if the Fund were dissolved immediately after making such allocation.

Withdrawal and Admission of Partners
------------------------------------

A limited partner shall not have the right to withdraw any of his capital from the Fund except with the prior written consent of the General Partner.

4.  INVESTMENTS

The Fund is permitted to invest in privately placed securities. These securities may be resold in transactions exempt, under certain conditions, from U.S. or local security registration. However, prompt sale of such securities at an acceptable price may be difficult. As of December 31, 1998 and 1997, 96% and 97% of the Fund's net assets, respectively, were invested in such securities.

Ontario-Quinta A.V.V.
---------------------

The investment in Ontario-Quinta represents an equity interest in a holding company which controls Luz del Sur, a Peruvian utility company that was privatized in 1994 and went public in 1996, and TechnoSur, a services company that was spun out of Luz del Sur and is publicly traded. The investment was purchased on December 29, 1995. Under the terms of the Shareholders Agreement of Ontario-Quinta, in August of 1999, Ontario-Quinta will liquidate itself and distribute the pro rata holdings of Luz del Sur and TechnoSur to each Ontario-Quinta shareholder.

In January 1998, the Fund sold 43% of its investment in Ontario-Quinta for $3,573,005, or $1.68 per share. At December 31, 1998, the asset was valued at the underlying publicly traded pro rata market value of Luz del Sur and TechnoSur, an aggregate of $2,672,086 or $0.93 per Ontario-Quinta share. In 1997, the investment was valued at the January 1998 sales price of $1.68 per share.

Entre Rios S.A.
---------------

In May 1996, the Fund invested in Entre Rios, the private holding company of Empresa Distribuidora de Entre Rios S.A. ("EDEER"). EDEER is a distributor and transmitter of electric power in Argentina. At December 31, 1998 and 1997, the investment was valued at cost. The valuations were based on, among other factors, the consideration that the shares are not publicly traded, transactions that have occurred between other shareholders have been consummated at prices above the current cost for the Fund, and no other matters have come to the attention of the Fund Manager that would create a better estimate of current value than the original cost.

Cataguazes-Leopoldina
---------------------

On October 2, 1997, the Fund invested in Companhia Forca e Luz Cataguazes-Leopoldina ("Cataguazes"), a Brazilian energy and utility company. The Fund paid $20,860,036 for preferred and common shares and capitalized $440,577 of costs involved in consummating the investment. During 1998, the Fund invested an additional $1,986,101 to purchase 1,092,500,000 preferred shares. The investment was carried at cost at December 31, 1998 and 1997. The average cost per share of the investment is $2.68 (per 1,000 shares) and the Fund's investment represents approximately 5.99% of the common voting shares of Cataguazes and 7.37% of the preferred nonvoting shares as of December 31, 1998. At the time of this investment, the Fund and an affiliated fund entered into a Shareholders Agreement with the other main shareholders of Cataguazes, whereby the Fund may unilaterally exercise a significant number of control provisions over the affairs of Cataguazes; in addition, the Fund and the affiliated fund nominated a Director to the Board.

Although Cataguazes is publicly traded on Brazilian stock exchanges, it is traded infrequently. As such, based on the significance of the holdings of the Fund, the investment is currently considered nonmarketable. The determination to value the investment at cost was based on, among other factors, the consideration that the shares are infrequently traded and that the public market price, in any event, does not represent a price at which the control provisions exercised by the Fund would be valued; no transactions have occurred between other shareholders; the Fund Manager's belief that the present value of the investment is significantly in excess of cost; and no other matters have come to the attention of the Fund Manager that would create a better estimate of current value than the original cost. In its calculation of the present value, the Fund Manager considered, among many factors, the financial results of Cataguazes for the year ended December 31, 1998, the January 1999 devaluation of the Brazilian Real, continued high interest rates in Brazil, an increase in Brazilian inflation as a result of the devaluation, a potential slowdown in the growth rate of electricity sales, and the future prospects of Cataguazes, including the expected evolution of electricity tariffs in response to recent events.

Transredes S.A.
---------------

In two transactions in July 1998 and December 1998, the Fund purchased 302,736 common shares of Transredes S.A. ("Transredes") for $11,948,502, including capitalized expenses of $943,501, or a total cost of $39.47 per share. Transredes is a Bolivian pipeline and petroleum products transportation company which was privatized in May 1997 at a price of $52.00 per share. As of December 31, 1998, the investment was carried at cost. The investment represents approximately 3% of the outstanding common shares.

Transredes is currently owned by Bolivian pension funds, current and former workers, Enron Corp. and Shell Oil Company. The shares are not listed on any exchange, although listing is anticipated within the next few years. The 1998 valuation was based on, among other factors, the consideration that the shares are not publicly traded, few transactions have occurred among other shareholders and no other matters have come to the attention of the Fund Manager that would create a better estimate of current value than the original cost.

5.  RELATED PARTY TRANSACTIONS

Note Receivable
---------------

During 1995, the Fund received a note from the Fund Manager for $250,000. The note is payable any time without penalty or upon termination of the management agreement between the Fund and the Fund Manager. The note bears interest at the rate of the three-month LIBOR. At December 31, 1998 and 1997, the balance outstanding under this note was $223,878 and $246,716, respectively.

Management Fee
--------------

Effective October 31, 1995, the Fund Manager receives 1.25% of the Fund's committed capital payable quarterly in advance as a basic management fee. For the years ended December 31, 1998 and 1997, basic management fees of $753,788 have been recorded in the statements of operations.

Regional Advisor
----------------

In 1996, the Fund entered into an advisory agreement with FondElec America Latina, Inc. (the "Regional Advisor"), an affiliate of the Fund Manager. The advisory agreement provides that the Fund shall pay the Regional Advisor $125,000 per annum plus reasonable out-of-pocket costs for a period of three years. For the years ended December 31, 1998 and 1997, advisory fees of $125,000 have been paid to the Regional Advisor and are included in administrative expenses in the statements of operations. The Advisory Agreement was terminated as of January 1, 1999.

Financial Advisor
-----------------

The Fund entered into a financial advisory agreement with an affiliate of a limited partner pursuant to which the financial advisor shall advise the Fund of financing options for each of the Fund's investments. The financial advisory agreement provided that the Fund shall annually pay the financial advisor .25% of the Fund's committed capital quarterly in advance. The Fund terminated the financial advisory agreement at the end of the third quarter of 1997. For the year ended December 31, 1997, financial advisory fees of $113,068 were recorded in the statements of operations. For the year ended December 31, 1998, no financial advisory fees were incurred by the Fund.

Technical Advisor
-----------------

The Fund has entered into a technical advisory agreement with a limited partner pursuant to which the technical advisor shall assist the Fund in evaluating proposed investments. The technical advisory agreement provides that the Fund shall annually pay the technical advisor reasonable employee overhead and out-of-pocket expenses. There were no technical advisory fees incurred for the years ended December 31, 1998 and 1997.

Due to Fund Manager
-------------------

In 1998 and 1997, the Fund Manager incurred certain administrative costs on behalf of the Fund. At December 31, 1998 and 1997, amounts remaining to be reimbursed to the Fund Manager were $237,367 and $134,447, respectively.

              THE LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.


                            SCHEDULES OF INVESTMENTS

                           DECEMBER 31, 1998 AND 1997




                                                                                          1998
                                                        -----------------------------------------------------------------------
                                                                                            Current Value at
                                                        Number of                             December 31,        Percent of
                       Security                           Units            Cost Basis             1998            Net Assets
                       --------                       -------------     --------------      --------------       ------------
NONMARKETABLE SECURITIES:
    Ontario-Quinta A.V.V.                                 2,873,211     $    3,399,567      $    2,672,086             5%
    Inversora en Distribucion de Entre Rios S.A.                900         12,219,684          12,219,684            23
    Cataguazes                                        8,704,949,248         23,286,714          23,286,714            45
    Transredes                                              302,736         11,948,502          11,948,502            23
                                                      -------------     --------------      --------------            --
                                                                        $   50,854,467      $   50,126,986            96%
                                                                        ==============      ==============            ==


                                                                              1998
                                                       ----------------------------------------------------

                                                        Geographic
                       Security                           Region                     Industry
                       --------                           ------                     --------
NONMARKETABLE SECURITIES:
    Ontario-Quinta A.V.V                               South America         Electric Distribution Utility
    Inversora en Distribucion de Entre Rios S.A.       South America         Electric Distribution Utility
    Cataguazes                                         South America         Electric Distribution Utility
    Transredes                                         South America         Gas Pipeline




                                                                                          1997
                                                        --------------------------------------------------------------------------
                                                                                             Current Value at
                                                        Number of                              December 31,       Percent of
                       Security                           Units            Cost Basis             1997            Net Assets
                       --------                       -------------     --------------      --------------       ------------
NONMARKETABLE SECURITIES:
    Ontario-Quinta A.V.V                                  5,000,000     $    5,915,972      $    8,400,000            20%
    Inversora en Distribucion de Entre Rios S.A.                900         12,219,684          12,219,684            28
    Cataguazes                                        7,612,449,248         21,300,613          21,300,613            49
                                                      -------------     --------------      --------------            --
                                                                        $   39,436,269      $   41,920,297            97%
                                                                        ==============      ==============            ==


                                                                             1997
                                                       ----------------------------------------------------

                                                        Geographic
                       Security                           Region                     Industry
                       --------                           ------                     --------
NONMARKETABLE SECURITIES:
    Ontario-Quinta A.V.V                               South America         Electric Distribution Utility
    Inversora en Distribucion de Entre Rios S.A.       South America         Electric Distribution Utility
    Cataguazes                                         South America         Electric Distribution Utility




         The accompanying notes are an integral part of these schedules.